Exhibit 99.1

NewsRelease

NEW EXECUTIVE OFFICERS

Calgary, Alberta – May 30, 2006 – (Nasdaq: TCLP) –TC PipeLines, LP Board of Directors announced today that effective June 1, 2006 Russ Girling is appointed President and Chief Executive Officer for TC PipeLines, LP. Mr. Girling was previously Chief Financial Officer for the LP. Mr. Girling has also been appointed President, Pipelines of TransCanada Corporation.

“We thank Ron Turner for his contributions as President and CEO of TC PipeLines, LP since its inception in 1999,” said Mr. Girling. “We wish him well in his future endeavours.”

Greg Lohnes is appointed Chief Financial Officer for the LP, effective June 1, 2006. Mr. Lohnes is currently President and Chief Executive Officer of Great Lakes Gas Transmission Company, which is 50 per cent owned by TransCanada Corporation. Effective June 1, Mr. Lohnes is also appointed Executive Vice-President and Chief Financial Officer for TransCanada Corporation.

TC PipeLines, LP is a publicly traded limited partnership. It owns a 50 per cent interest in Northern Border Pipeline Company, a Texas general partnership, and a 49 per cent interest in Tuscarora Gas Transmission Company, a Nevada general partnership. Northern Border Pipeline owns a 1,249-mile United States interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile United States interstate pipeline system that transports natural gas from Oregon where it interconnects to TransCanada’s Gas Transmission Northwest System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of the Partnership. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.”

Cautionary Statement Regarding Forward-Looking Information

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership’s current expectations include regulatory decisions, particularly those of the Federal Energy Regulatory Commission and the Securities and Exchange Commission, the ability of Northern Border Pipeline to recontract its available capacity at maximum rates, operational decisions of Northern Border Pipeline’s operator, the failure of a shipper on either one of the Partnership’s pipelines to perform its contractual obligations, cost of acquisitions, future demand for natural gas, overcapacity in the industry, and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2005.

Media Inquiries: Jennifer Varey	(403) 920 -7859
(800) 608-7859
Unitholder and Analyst Inquiries: Myles Dougan	(877) 290-2772
investor_relations@tcpipelineslp.com